Exhibit 16.1

November 27, 2006

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549-7561

Gentlemen:

We have read Item 4.01 of Form 8-K dated November 27, 2006, of Pharsight Corporation and are in agreement with the statements contained in the first sentence of the first paragraph and the second and third paragraphs of Item 4.01(a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP